Exhibit 99.1

Monster Worldwide, Inc. Appoints Gillian Munson to Board of Directors

WESTON, Mass., December 8, 2015 - Monster Worldwide, Inc. (NYSE:MWW), a global leader in successfully connecting people and job opportunities, today announced the appointment of Gillian Munson, Chief Financial Officer, XO Group Inc., to its board of directors.

“We welcome Gillian to our Board and look forward to the benefit of her strong leadership and extensive experience,” said Ed Giambastiani, Chairman of the Board, Monster. “Gillian brings a wealth of financial, public company and industry expertise to Monster, and we look forward to Gillian’s contributions as we continue to advance Monster’s business to best connect jobs and people.”

Gillian Munson serves as Chief Financial Officer of XO Group, the premier consumer internet and media company devoted to weddings, pregnancy and everything in between. XO Group’s brands include the nation’s leading wedding marketplace, The Knot.com and a leading multi-platform brand for all things pregnancy, TheBump.com. Prior to joining XO Group, Munson served as Managing Director at Allen & Company LLC, from 2007 to 2013. Munson also served as Vice President, Business Development at Symbol Technologies from 2003 to 2007. Prior to joining Symbol, Munson was an Executive Director and Senior Equity Analyst at Morgan Stanley. Munson began her career as a Research Associate at Hambrecht & Quist.

Ms. Munson is extremely active in the ecosystem for early stage companies and mentors numerous entrepreneurs, particularly female founders. Ms. Munson received a Bachelor's degree in Political Science and Economics from Colorado College.

“As the pioneer of its industry and an iconic brand, Monster is leveraging 20 years of insight and expertise to once again redefine recruiting,” said Ms. Munson. “I welcome the opportunity to join this Board at this exciting time for the company and this industry.”

About Monster Worldwide
Monster Worldwide, Inc. (NYSE: MWW) is a global leader in connecting people to jobs, wherever they are. For more than 20 years, Monster has helped people improve their lives with better jobs, and employers find the best talent. Today, the company offers services in more than 40 countries, providing some of the broadest, most sophisticated job seeking, career management, recruitment and talent management capabilities. Monster continues its pioneering work of transforming the recruiting industry with advanced technology using intelligent digital, social and mobile solutions, including our flagship website monster.com® and a vast array of products and services. For more information visit http://monster.com/about.

Contact (Monster)
Media:
Matt Anchin
212-351-7528
matt.anchin@monster.com

Investors:
Bob Jones
212-351-7032
bob.jones@monster.com